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                                                                       EXHIBIT 8


                     [Letterhead of Goodwin, Procter & Hoar]


                                __________, 1994



NBB Bancorp, Inc.
174 Union Street
New Bedford, Massachusetts  02740

Ladies/Gentlemen:

         We have acted as counsel to NBB Bancorp, Inc., a Delaware corporation ("NBB"), in connection with the proposed merger (the "Merger") of NBB with and into Fleet Financial Group, Inc., a Rhode Island corporation ("Fleet"), upon the terms and conditions set forth in the Agreement and Plan of Merger, dated as of May 9, 1994, as amended and restated as of August 26, 1994, by and between NBB and Fleet (the "Agreement"). The Agreement provides for an alternative structure under certain circumstances (the "Alternative Merger"). At your request, we are rendering our opinion concerning the material federal income tax consequences of the Merger. This opinion does not address the tax consequences of the Alternative Merger, and all references herein to the "Merger" are intended to refer to the Merger only and not the Alternative Merger.

         For purposes of the opinion set forth below, we have relied, with the consent of NBB and the consent of Fleet, upon the accuracy and completeness of the statements and representations (which statements and representations we have neither investigated nor verified) contained, respectively, in the certificates of the officers of NBB and Fleet (copies of which are attached hereto and which are incorporated herein by reference), and have assumed that such certificates will be complete and accurate as of the Effective Time. We have also relied upon the accuracy of the Registration Statement on Form S-4 (the "Registration Statement") and the Proxy Statement-Prospectus (the "Proxy Statement") filed with the Securities and Exchange Commission on October 25, 1994 in connection with the Merger, as amended through the date hereof. Any capitalized term used and not defined herein has the meaning given to it in the Proxy Statement or the appendices thereto (including the Agreement).

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NBB Bancorp, Inc.    [Letterhead of Goodwin, Procter & Hoar]
__________, 1994
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         We have also assumed that the transactions contemplated by the
Agreement will be consummated in accordance therewith and as described in the Proxy Statement and that the Merger will qualify as a statutory merger under the applicable laws of the States of Delaware and Rhode Island.

         Based upon and subject to the foregoing, it is our opinion that, under currently applicable law, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1988, as amended (the "Code"), and that NBB and Fleet will each be a party to that reorganization within the meaning of Section 368(b) of the Code, and that, accordingly, the following will be the material federal income tax consequences of the Merger:

         (i) An NBB stockholder who receives solely cash and Warrants in exchange for all of his shares of NBB Common Stock will recognize a gain or loss for federal income tax purposes equal to the difference between (x) the sum of the cash and the fair market value of the Warrants, as of the Effective Time, and
                 (y) the stockholder's tax basis in the NBB Common Stock surrendered in the exchange. Assuming such NBB stockholder, at the time of the exchange, holds his NBB Common Stock as a capital asset, such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the stockholder's holding period is more than one year.

         (ii) An NBB stockholder who receives in part Fleet Common Stock in exchange for his NBB Common Stock will recognize gain (but not loss) equal to the lesser of (x) the amount by which the sum of the fair market value of the Fleet Common Stock as of the Effective Time, the fair market value of the Warrants as of the Effective Time and any cash received exceeds his tax basis in the NBB Common Stock exchanged therefor, and (y) the sum of the fair market value of the Warrants as of the Effective Time and any cash received. This gain may be taxed as dividend income pursuant to Section 356 of the Code.


         (iii) The federal income tax basis of the shares of Fleet Common Stock for which shares of NBB Common Stock are exchanged pursuant to the Merger will be the same as the basis of such shares of NBB Common Stock exchanged therefor, increased by any gain recognized in the transaction and decreased by the sum of the fair market value of the Warrants as of the Effective Time and any cash received for such shares of NBB Common Stock.

         (iv) The holding period for shares of Fleet Common Stock for which shares of NBB Common Stock are exchanged will include the period that such shares of NBB Common Stock were held by the holder, provided such shares were a capital asset of the holder.
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NBB Bancorp, Inc.    [Letterhead of Goodwin, Procter & Hoar]
__________, 1994
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         (v)     The receipt of cash in lieu of fractional shares of Fleet
                 Common Stock by an NBB shareholder will be treated as if the fractional shares were distributed as part of the exchange and then were redeemed by Fleet.

         This opinion may not be applicable to NBB shareholders who received their NBB Common Stock pursuant to the exercise of employee stock option or otherwise as compensation or who are not citizens or residents of the United States.

         We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an Exhibit to the Registration Statement on Form S-4 in respect of the shares of Fleet Common Stock to be issued in connection with the Merger, and to the reference to this opinion under the caption "Certain Federal Income Tax Consequences" and elsewhere in the Proxy Statement included therein. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                               Very truly yours,



                               GOODWIN, PROCTER & HOAR